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                                                                    Exhibit 23.1

To Whom It May Concern:                                            June 26, 2001


The firm of Kyle Tingle, Certified Public Accountant consents to the inclusion of his report of May 4, 2001, on the Financial Statements of Investment Agents, Inc., as at February 28, 2001, in any filings that are necessary now or in the future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ Kyle Tingle

Kyle Tingle
Certified Public Accountant